EXHIBIT 23

Independent Auditors’ Consent

We consent to the incorporation by reference in the registration statement (No. 333-97419) on Form S-8 of North State Bancorp and Subsidiary of our report dated March 4, 2003 with respect to the consolidated balance sheets of North State Bancorp and Subsidiary as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in shareholders equity, and cash flows for the years then ended, and the inclusion of our report in this annual report on Form 10-KSB of North State Bancorp and Subsidiary for the year ended December 31, 2002.

Dixon Odom PLLC Sanford, North Carolina March 27, 2003